Exhibit 99.1

INTERNATIONAL COAL GROUP, INC.

Text of Certain Information Made Available to Potential Investors on July 26, 2007 in Connection with a Proposed Offering of Convertible Senior Notes due 2012

This information shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Recent financial information

The following table reflects our total debt and capital leases as of June 30, 2007 and as of June 30, 2007 after giving effect to the convertible notes offering and the amendment to our senior credit facility:

	June 30, 2007
	Actual	As Adjusted
	(unaudited)
	(dollars in thousands)
Senior credit facility	$65,000	$—
Senior notes	175,000	175,000
Convertible notes	—	195,000
Equipment notes	15,212	15,212
Capital leases and other	3,456	3,456

Total	258,668	388,668
Less current portion	8,975	8,975

Long-term debt and capital leases	$249,693	$379,693

Liquidity

After giving effect to the convertible notes offering and the amendment to the senior credit facility, as of June 30, 2007, our liquidity would have been $178.3 million, consisting of cash of $114.5 million and $63.8 million available for borrowing under our senior credit facility.

Amended senior credit facility

We currently have a $325.0 million senior credit facility. Upon the issuance of the convertible notes, and after giving effect to the Amendment (as described below), the commitments under our senior credit facility will be reduced from $325.0 million to $130.0 million (assuming no exercise of the over-allotment option) and our sublimit for the issuances of letters of credit will be reduced from $125.0 million to $80.0 million, we will not have any amounts outstanding under our senior credit facility and we will have $66.2 million of letters of credit issued. If the over-allotment is exercised, the commitments under our senior credit facility will be reduced on a commensurate basis.